Exhibit 10.4
Summary Compensation of Named Executive Officers
Executive Officers — Chief Operating Officers.
The Executive Committee of the Board of Directors set the base salaries and performance bonus criteria of the Chief Operating Officers (“COOs”) in Table I for fiscal year 2005. The Compensation Committee and the Board of Directors subsequently ratified the compensation for the COOs. For fiscal 2005, the Executive Committee has not taken any action that would increase the salary or bonus payable to the three COOs of the Company beyond what was approved at the beginning of the prior fiscal year.
Table I

Name	Office	Annual Base Salary	Performance Bonus
		(Fiscal 2005)	Under the COO Bonus
			Plan
Gordon D. Jones	COO — West	$175,000	See Note 1
Thomas F. Noon	COO — California	$175,000	See Note 1
George W. Seagraves	COO — East	$175,000	See Note 1
Note 1: Under the bonus plan for our COOs, Mr. Jones, Mr. Noon and Mr. Seagraves each received a bonus payment based upon achieving certain performance goals with respect to quarterly consolidated pre-tax income applicable to their respective operating regions. These goals were set by the Executive Committee of the Board of Directors at the beginning of the fiscal year and the payments were subsequently ratified by the Board.
In addition, each of our COOs may participate in two separate deferred compensation plans. The first plan allows the executive to make voluntary income deferrals. The second plan is a promise by the Company to pay retirement benefits to the executive. If the executive is employed by the Company on the last day of the current fiscal year (for example September 30, 2005), then the Company will establish a liability to him equal to 10% of his annual base pay as of first day of the current fiscal year (for example October 1, 2004). This liability will accrue earnings in future years at a rate established by the administrative committee.